Exhibit 8.1

November 8, 2017
Norton Rose Fulbright US LLP 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 United States

First Financial Bankshares, Inc. 400 Pine Street Abilene, Texas 79601	Tel +1 713 651 5151 Fax +1 713 651 5246 nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as counsel to First Financial Bankshares, Inc., a Texas corporation (“FFIN”), in connection with (i) the Agreement and Plan of Reorganization, dated as of October 12, 2017 (the “Merger Agreement”), by and among FFIN, Kingwood Merger Sub, Inc., a Texas corporation and wholly-owned subsidiary of FFIN (“Merger Sub”), and Commercial Bancshares, Inc., a Texas corporation (“CBI”), pursuant to which Merger Sub will merge with and into CBI, with CBI as the surviving corporation, and immediately thereafter, CBI will merge with and into FFIN, with FFIN as the surviving corporation (collectively, the “Integrated Mergers”), and (ii) the preparation and filing of the Registration Statement on Form S-4 (Registration Statement No. 333-XXXXXX) (the “Registration Statement”), which includes the Proxy Statement/Prospectus, filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2017. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

In connection with the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (iii) the representation letters dated November 8, 2017, and delivered by FFIN, Merger Sub, and CBI to us for the purpose of rendering our opinion stated herein, and (iv) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein (all documents described in this sentence are collectively referred to as the “Documents”).

In rendering our opinion, we have assumed that (i) the Integrated Mergers will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, (ii) the Documents are complete and authentic and have been duly authorized, executed, and delivered, (iii) all of the information, facts, statements, representations, warranties, and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations, warranties, and covenants by independent investigation) are true and accurate at all relevant times (including as of the Effective Time), (iv) the respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, (v) none of the terms and conditions contained in the Documents have been or will be waived or modified in any respect, and (vi) none of the parties to the Merger Agreement will take any action after the Effective Time that would cause the Integrated Mergers not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the information, facts, statements, representations, warranties, and covenants provided or made by FFIN, Merger Sub, and CBI in the Documents. Any change in the accuracy or completeness of any of the information, facts, statements, representations, warranties, or covenants provided or made by FFIN, Merger Sub, or CBI in the Documents, or assumptions on which our opinion is based could affect our conclusion.

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First Financial Bankshares, Inc. November 8, 2017 Page 2

Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinion herein. Additionally, our opinion is not binding on the IRS or any court, and no assurance can be given that the IRS will not assert, and that a court will not sustain, a position contrary to our opinion.

Based solely upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Registration Statement, we are of the opinion that, under current law, (i) the Integrated Mergers as structured will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) the statements regarding the United States federal income tax consequences set forth in the Registration Statement under the heading “Proposal 1: Approval of the Merger Proposal—Material U.S. Federal Income Tax Consequences of the Integrated Merger,” insofar as they constitute statements of law or legal conclusions, accurately describe the material United States federal income tax consequences of the Integrated Mergers.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. Our opinion is rendered as of the date hereof and we undertake no obligation to update our opinion or advise you of any changes in the event there is any change in the information, facts, statements, representations, warranties, or covenants provided or made by FFIN, Merger Sub, and CBI in the Documents, assumptions, or legal authorities on which our opinion is based, or any inaccuracy in any of the information, facts, statements, representations, warranties, or covenants provided or made by FFIN, Merger Sub, and CBI in the Documents, or assumptions upon which we have relied in rendering our opinion.

Our opinion set forth above is being rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; however in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP